Exhibit 10.1

Insulet Corporation 100 Nagog Park, Acton, MA 01720

September 11, 2025

Flavia Pease

[Address on file]

Dear Flavia:

Insulet Corporation (“Insulet” or the “Company”) is pleased to offer you the full-time position of Executive Vice President, Chief Financial Officer, reporting directly to Ashley McEvoy, President and Chief Executive Officer. Your principal place of employment will be at the Company’s headquarters in Acton, Massachusetts. We are excited about the prospect of you joining Insulet and look forward to your meaningful contribution to the team. Your first day of employment is expected to be September 29, 2025, or as otherwise mutually agreed.

Your salary will be $27,500.00 biweekly (equivalent to $715,000.00 on an annualized basis), paid in accordance with the Company’s normal payroll practices as established or modified from time to time.

You are eligible to participate in our annual bonus program beginning calendar year 2025, with a target of 70.00% of your base salary. Any payout for the current calendar year will be pro-rated based on your date of hire. Payout typically takes place in the first quarter following the end of the calendar plan year. The design of the Company’s annual bonus program will be determined by the Company and there are no guarantees with respect to how any design changes will affect future bonus payments to you.

The Company is committed to sharing its continued success with its employees through long-term incentive opportunities. You will be eligible to participate in the Company’s long-term incentive program, with an annual equity target of $3,050,000.00, with a first award in 2026. Awards are discretionary and not guaranteed. The design of the Company’s annual equity program will be determined by the Company and there are no guarantees with respect to how any design changes will affect future equity awards to you.

For your 2025 annual equity award, the value will be pro-rated based on the number of days you are employed in 2025. Of your pro-rated 2025 annual equity award value, 75% will be in the form of restricted stock units (“RSUs”) and 25% will be in the form of non-qualified stock options (“NSOs”). The award value will be converted to RSUs and NSOs (each subject to rounding down to the nearest whole share) based on the closing price of a share of Insulet common stock on the grant date.

NASDAQ PODD |   Insulet.com

You will receive a sign-on equity award, with a grant date fair value of $3,000,000.00, which will be delivered to you in the form of RSUs. The actual number of RSUs granted to you for your sign-on award will be calculated by dividing the dollar value of the RSU award by the closing price of a share of Insulet common stock on the grant date. These RSUs will vest in substantially equal installments on the first, second, and third anniversary of the grant date. The Company grants equity once a month. Your sign-on equity award as well as your pro-rated 2025 annual equity award will be granted on the first trading day of the month following the month in which you commence employment, based on our monthly grant cadence. Assuming a September 29, 2025 start date, this would mean a grant date of October 1, 2025. The material terms of your sign-on award as well as your annual grant will be contained in the applicable award agreements be issued to you at the time of grant. The terms and conditions document under which each award is issued shall govern.

In addition, the Company will pay you a one-time signing bonus of $650,000.00 payable within 30 days of your hire date. You will also receive a one-time signing bonus of $675,000 payable in February 2026. This is considered taxable income. If you voluntarily leave the Company within 18 months of the payment date, or are terminated for “cause”, you will be required to pay back the signing bonuses.

To assist you with your relocation to Massachusetts, you will be eligible to receive relocation benefits. Please refer to the offer addendum to review details of your relocation benefits. Following your acceptance of this offer, a representative from Insulet’s third-party relocation management company will contact you to begin planning your relocation. Your relocation must be completed within 24 months of your hire date to take advantage of the relocation benefits. Should you elect to voluntarily terminate your employment with Insulet during the 24-month period immediately following your employment/transfer, you are required to repay Insulet in full for any funds paid to you or on your behalf for the relocation on a pro-rated monthly basis.

You are eligible for severance and change in control benefits pursuant and subject to the terms of the Insulet Corporation Amended and Restated Executive Severance Plan. You will also be eligible to participate in the Company’s benefits programs to the same extent as, and subject to the same terms, conditions, and limitations applicable to, other similarly situated employees of the Company. For a more detailed understanding of the benefits and the applicable eligibility requirements, please consult the applicable summary plan descriptions.

1 (800) 591-3455 | 100 Nagog Park, Acton, MA 01720	978.600.7000 NASDAQ PODD Insulet.com

In order to protect Insulet’s substantial investment of time and money in the creation and maintaining of its confidential information and good-will with its customers and business partners, all employees are required to execute the Company’s standard confidential information and restrictive covenant agreement as a condition of employment with Insulet. Further, Insulet respects any obligations you may have with your current/former employer(s) (including safeguarding its confidential information), and we expect you to honor them as well. To that end, you confirm that you will not remove or copy any documents or proprietary data or materials of any kind, electronic or otherwise, from your current or former employer to Insulet without written authorization from your current/former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with Insulet.

While we are hopeful and confident that our relationship will be mutually rewarding, satisfactory and sustaining, this letter shall not be construed as an agreement, either express or implied, to employ you for any stated term and shall in no way alter Insulet’s policy of employment at will, under which both you and Insulet remain free to end the employment relationship, for any reason, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with Insulet.

Please note, this offer of employment is contingent on: (i) verification of your right to work in the United States, as demonstrated by your completion of the Form I-9 upon hire and your submission of acceptable documentation (as noted on the Form I-9) verifying your identity and work authorization within three (3) days of starting employment; (ii) satisfactory completion of a background investigation, for which the required notice and consent forms shall be emailed to you after execution of this Offer Letter; (iii) execution of Insulet’s Confidential Information and Restrictive Covenant Agreement prior to your start date; and (iv) Insulet receiving verification that you hold the qualification(s) for the Executive Vice President, Chief Financial Officer position. This offer will be withdrawn if any of the above conditions are not satisfied.

This letter constitutes our entire offer regarding the terms and conditions of your employment by Insulet, and it supersedes any prior agreements or other promises or statements (whether oral or written) regarding the offered terms of employment. Insulet reserves the right, in its sole discretion, to prospectively modify or rescind any of the terms set forth in this letter at any time during the course of your employment, to the extent permitted by law.

1 (800) 591-3455 | 100 Nagog Park, Acton, MA 01720	978.600.7000 NASDAQ PODD Insulet.com

It is with great pleasure that we welcome you to Insulet! We recognize that our success is the direct result of the contributions made by our dedicated and talented workforce. We look forward to further strengthening the Insulet team with your contributions.

Best regards,

/s/ Lisa Blair Davis

Lisa Blair Davis

Senior Vice President, Chief Human Resources Officer

Acceptance: Your signature below confirms your acceptance of the offer to join Insulet as EVP, Chief Financial Officer and also confirms you have reviewed the job description for this position and that you meet the minimum qualifications required of this role.

/s/ Flavia H. Pease
Flavia H. Pease

1 (800) 591-3455 | 100 Nagog Park, Acton, MA 01720	978.600.7000 NASDAQ PODD Insulet.com